               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 AUTHENTIC FITNESS CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                 AUTHENTIC FITNESS CORPORATION
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................
                           NOTES. * * *

                         AUTHENTIC FITNESS CORPORATION
                               6040 BANDINI BLVD.
                           COMMERCE, CALIFORNIA 90040
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The 1996 Annual Meeting of the stockholders of Authentic Fitness Corporation will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Century City, CA 90067, on November 14, 1996 at 2:00 p.m. for the following purposes:

          1. To elect one Class III director for a term to expire at the 1998 Annual Meeting of the stockholders.

          2. To elect two Class I directors for a term to expire at the 1999 Annual Meeting of the stockholders.

          3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 14, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

     Stockholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy. Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to attend the 1996 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By order of the Board of Directors,


                                          WILLIAM W. CHAN,
                                          Vice President and Secretary

Commerce, California
October 14, 1996

                         AUTHENTIC FITNESS CORPORATION
                               6040 BANDINI BLVD.
                               COMMERCE, CA 90040

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Authentic Fitness Corporation, a Delaware corporation (the 'Company'), for the 1996 Annual Meeting of the stockholders of the Company (the '1996 Annual Meeting') on Thursday, November
14, 1996. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about October 14, 1996 to stockholders of record as of the close of business on October 14, 1996. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, The Bank of New York, 101 Barclay Street, New York, NY 10286 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     The Company's principal executive offices are located at 6040 Bandini Blvd., Commerce, CA 90040.

VOTING OF PROXIES

     Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted for proposals 1 and 2. Abstentions, broker non-votes or instructions on the accompanying proxy card to withhold authority to vote for the nominated director will result in such proposal or proposals receiving fewer votes. Under the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and the Company's Bylaws, the affirmative vote of a plurality of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect or reelect a nominated director. Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the 1996 Annual Meeting.

1. ELECTION OF CLASS III DIRECTOR

     At the 1996 Annual Meeting, one Class III director is to be elected to serve for a term to expire at the 1998 Annual Meeting of the stockholders. The nominee for reelection is Mr. Robert D. Walter. Information regarding the Board's nominee is set forth on page 2. Information regarding the three directors whose terms expire in 1997 and 1998 is set forth on pages 3 and 4.

     The accompanying proxy will be voted for the reelection of the Board's nominee unless contrary instructions are given. If the Board's nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REELECTION OF MR. WALTER AS A CLASS III DIRECTOR WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TWO-YEAR TERM TO EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Robert D. Walter, 66, has been a Director of the Company since November 1992. Mr. Walter served as a Vice President and Chief Financial Officer of The Warnaco Group, Inc. ('Warnaco') from June 1986 to February 1988 pursuant to a consulting contract. Mr. Walter served successively as Treasurer, Vice President and Chief Accounting Officer, and Senior Vice President and Chief Financial Officer and Member of the Office of the Chairman of Norton Simon Inc., a diversified consumer products company, from 1971 to 1983. Since 1983, Mr. Walter has served as a consultant to several companies and non-profit organizations, including TLC Group, the New York Mission Society and the National Health Foundation.

2. ELECTION OF CLASS I DIRECTORS

     At the 1996 Annual Meeting, two Class I directors are to be elected to serve for a term to expire at the 1999 Annual Meeting of the stockholders. The nominees for reelection are Messrs. Stanley S. Arkin and Joseph A. Califano, Jr. Information regarding the Board's nominees is set forth on page 2 and 3. Information regarding the three directors whose terms expire in 1997 and 1998 is set forth on pages 3 and 4.

     The accompanying proxy will be voted for the reelection of the Board's nominees unless contrary instructions are given. If any of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REELECTION OF MESSRS. ARKIN AND CALIFANO AS CLASS I DIRECTORS WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Stanley S. Arkin, 58, has been a Director of the Company since October 1995. Mr. Arkin is the Senior Partner of the New York law firm Arkin Schaffer & Kaplan LLP, and is of counsel to the Los Angeles law firm of Alschuler, Grossman & Pines LLP. He is a fellow of the American College of Trial Lawyers and has been Chairman of the Association of the Bar of the City of New York City's Committee on the Criminal Courts, Law and Procedure, and its Committee on Professional Discipline, and has been a member of the Association's Executive Committee. He is the author of several treatises and writes a regular column for the New York Law Journal. Mr. Arkin is also a member of the Board of Directors for the American Committee of the Weizmann Institute of Science and a member of the Board of Directors for the American Craft Museum.

     Mr. Joseph A. Califano, Jr., 65, has been a Director of the Company since November 1993. Mr. Califano is Chairman and President of the Center on Addiction and Substance Abuse at Columbia University. He is a director of Automatic Data Processing, Inc., Chrysler Corporation, Kmart

Corporation, New York and New England Telephone Companies, Travelers Group Inc and Warnaco. Mr. Califano is a Trustee of New York University , Georgetown University, and the Twentieth Century Fund and a Governor of New York Hospital. He serves as Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University, and as a member of the governing council of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States for the period 1965 to 1969. He is the author of nine books.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Stuart D. Buchalter, 59, has been a Director of the Company since May 1990. Mr. Buchalter served as Chairman of the Board until June 1995 and Chairman of the Board and Chief Executive Officer of The Art Stores until January 1995. Mr. Buchalter is of counsel to the law firm of Buchalter, Nemer, Fields and Younger. From August 1980 to June 1993 he served as Chairman of the Board and Chief Executive Officer of Standard Brands Paint Company. On February 11, 1992, Standard Brands Paint Company filed for protection from creditors pursuant to Chapter 11 of the United States Bankruptcy Code. The Company's plan of reorganization was confirmed on May 14, 1993 and became effective on June 15, 1993. In 1975, Mr. Buchalter was a Special Counsel to the Division of Enforcement of the Securities and Exchange Commission in Washington, D.C., and was a Lecturer at Law at the UCLA School of Law in 'Securities Regulation' in Spring, 1990. Mr. Buchalter also serves as a director of City National Corp. (bank holding company) and Farroudja Images, Inc. (video imaging enhancement company). He is Vice Chairman of the Board of Trustees of Otis College of Art and Design and the President of the Jewish Community Foundation of Greater Los Angeles and served as a Director of the California Chamber of Commerce until December 1993.

     Mr. William S. Finkelstein, 48, has been a Director of the Company since May 1992. Mr. Finkelstein has been Senior Vice President of Warnaco since May 1992 and Chief Financial Officer of Warnaco since May 1995. Mr. Finkelstein served as Vice President (until May 1992) and Senior Vice President and Controller of Warnaco from November 1988 until his appointment as Chief Financial Officer. Mr. Finkelstein served as Senior Vice President, Treasurer and Secretary of the Company from May 1990 to May 1992. Mr. Finkelstein served as Vice President of Finance of Warnaco's Activewear and Olga Divisions from March 1988 until his appointment as Controller and as Vice President of Warnaco in November 1988. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Warnaco.

MEMBER OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERM EXPIRES AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS

     Mrs. Linda J. Wachner, 50, has been a Director, Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1990. Mrs. Wachner concurrently serves as and has been a Director, President and Chief Executive Officer of Warnaco since August 1987, and the Chairman of the Board of Warnaco since August 1991. Mrs. Wachner was a Director and President of Warnaco from March 1986 to August 1987. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Travelers Group Inc. and Applied Graphics Technologies, Inc.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held seven meetings in fiscal 1996. All of the Directors attended at least 75% of the meetings of the Board and the respective Committees of the Board of which they were a member during fiscal 1996.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met three times in fiscal 1996, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company.

     The members of the Audit Committee are Mr. Buchalter, Mr. Finkelstein and Mr. Walter. Mr. Walter serves as chairman of the Audit Committee.

COMPENSATION COMMITTEE

     The Compensation Committee, which met twice in fiscal 1996, reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

     The members of the Compensation Committee are Mr. Califano and Mr. Arkin. Mr. Califano serves as chairman of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following individuals served on the Compensation Committee of the Company's Board of Directors during fiscal 1996: Mr. Califano, and Mr. Arkin (since October 5, 1995.) Mr. Finkelstein also served until October 5, 1995 and Mr. R. Stephen Rubin served until July 15, 1996. Mr. Finkelstein was formerly an officer of the Company. Mr. Finkelstein also serves as a Director and an executive officer of Warnaco. Mrs. Wachner, an executive officer of the Company, serves on the Board of Directors of Warnaco. Mr. Califano serves on the Board of Directors of Warnaco. Mr. Rubin is Executive Chairman of Pentland Group PLC.

     The Company acquired substantially all of the business of the Activewear Division of Warnaco in 1990. Warnaco, a Delaware corporation, designs, manufactures and markets a broad line of women's intimate apparel, such as bras, panties and sleepwear, and men's dress and sport shirts, neckwear, underwear and accessories, including jewelry and small leather goods, all of which are sold under a variety of internationally recognized owned and licensed brand names. During fiscal 1996 the Company rented certain office facilities in Van Nuys, California from Warnaco pursuant to a lease that expired in

2002. The Company and Warnaco terminated the lease agreement in September 1996. The Company rents certain office facilities in New York, New York and Los Angeles, California from Warnaco pursuant to month to month leases. Payments for the leased facilities amounted to approximately $1.0 million for fiscal 1996. The Company purchased certain contract labor for production, telephone and utilities services related to leased facilities from Warnaco, as well as laboratory testing and other services, all of which are charged at Warnaco's costs. Payments for such services totalled approximately $2.7 million for fiscal 1996.

     In fiscal 1994 the Company and Warnaco entered into a license agreement for the production of certain mens' and women's sportswear under the Catalina'r' name. The Company recorded royalty income of approximately $0.6 million under this agreement in fiscal 1996. In June 1995, the Company entered into a sub-license agreement with Warnaco for the production of certain intimate apparel under the Speedo'r' name. Royalty income related to this agreement was approximately $0.2 million in fiscal 1996. In addition, the Company sells merchandise to Warnaco from time to time for sale in Warnaco's retail outlet stores. Sales of such merchandise totalled approximately $4.3 million for fiscal 1996. The Company provides certain design and development services to Warnaco. Payments for such services amounted to $1.3 million in fiscal 1996. All such services are charged to Warnaco at the Company's cost.

     In May 1996 the Company made a strategic decision to close its closeout outlet stores. In July 1996, the Company closed several of its closeout outlet stores, assigned the leases on the remaining stores to Warnaco and sold the existing store inventory to Warnaco for $2.4 million.

     The Company believes that arrangements with Warnaco are on approximately the same terms as could be obtained from third persons.

     See also 'Certain Relationships and Certain Transactions' on page 7.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as directors. Directors of the Company who are not employees receive an annual retainer fee of $20,000 and receive $1,500 per day of each Board of Directors meeting and $1,000 for each committee meeting attended. In addition, Mr. Walter, Mr. Buchalter and Mr. Arkin received $25,000 plus out-of-pocket expenses for their services as members of a special committee of the Board of Directors. Directors of the Company are also reimbursed for out-of-pocket expenses, including reasonable travel and lodging expenses.

     At the 1994 Annual Meeting, the Company's stockholders adopted The Authentic Fitness Corporation 1993 Stock Plan for Non-Employee Directors (the 'Director Stock Plan'), Pursuant to the Director Stock Plan, each outside director of the Company will be granted an option to purchase 15,000 shares of the Company's common stock upon initial election to the Board of Directors, and will be granted an option to purchase 5,000 shares of the Company's common stock immediately following each annual meeting of stockholders. The exercise price of any such option will be 100% of the fair market value of the underlying shares on the date of grant of such option. As of September 1, 1996, the Company has granted options to purchase 170,000 shares of common stock to eligible directors under the Director Stock Plan of which 20,000 options have been exercised and 15,000 options were cancelled.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock by each of the Company's directors and nominees, each of the four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996, other than the Chief Executive Officer, all directors, nominees and officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities as of October 14, 1996.

                                                                                  SHARES BENEFICIALLY OWNED
                                                                                         COMMON STOCK
                                                                               --------------------------------
                                                                                NUMBER
                                 NAME                                          OF SHARES              PERCENT
-----------------------------------------------------------------------        ---------             ----------
DIRECTORS, NOMINEES AND OFFICERS(a)
Linda J. Wachner (b)...................................................        2,836,462                12.1%
Nicolette Sohl (c).....................................................           16,667                   *
William W. Chan (d)....................................................           48,402                   *
Kathryn Van Ness (e)...................................................           70,000                   *
Susan Guensch (f)......................................................          100,577                   *
Stanley S. Arkin (g)...................................................           17,600                   *
Stuart D. Buchalter (h)................................................           41,600                   *
Joseph A. Califano, Jr. (h)............................................           27,000                   *
William S. Finkelstein (h).............................................          144,714                   *
Robert D. Walter (h)...................................................           27,000                   *
All directors, nominees and officers as a group (10 persons) (i).......        3,330,022                14.1%
OTHER 5% STOCKHOLDERS
Pentland Ventures Ltd. ................................................        5,067,468                22.7%
  Pentland Center
  Lakeside, Squires Lane
  Finchley N3
  London, England
General Electric Capital Corporation ..................................        1,809,179                 8.1%
  260 Long Ridge Road
  Stamford, Connecticut 06902

------------------

* Less than 1%

 (a) The business address of each of the directors, nominees and officers is c/o Authentic Fitness Corporation, 6040 Bandini Blvd., Commerce, California 90040.

 (b) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 1,050,000 shares of Common Stock.

 (c) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 16,667 shares of Common Stock.

 (d) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 10,000 shares of Common Stock.

 (e) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 70,000 shares of Common Stock.

 (f) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 84,000 shares of Common Stock.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (g) Includes options pursuant to the 1993 Stock Option Plan for Non-Employee Directors to purchase 15,000 shares of Common Stock.

 (h) Includes options pursuant to the 1993 Stock Option Plan for Non-Employee Directors to purchase 25,000 shares of Common Stock.

 (i) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan and the 1993 Non-Employee Directors Stock Plan to purchase 1,320,667 shares of common stock.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Speedo Holdings B.V., which is an affiliate of Pentland Ventures Ltd., has licensed the Company to design, manufacture and market certain men's, women's and children's apparel and accessories under the Speedo'r' trademark and certain related trademarks including Speedo'r' Surf Walker'tm' and Speedo'r' Authentic Fitness'r'. Such license was granted in perpetuity and is exclusive in the United States, its territories and possessions, Canada, Mexico and the Caribbean Islands. The Company has paid royalties and other fees pursuant to the licensing agreements with Speedo Holdings B.V. of approximately $6.2 million for fiscal 1996.

     ASCO International Sourcing Limited and Soaring Force Limited (collectively, 'ASCO'), both affiliates of Pentland Ventures Ltd., act as exclusive buying agents on behalf of the Company in certain Far East countries, including China, Hong Kong, India, Japan, Korea, the Philippines, Singapore and Thailand. The Company has agreed to pay ASCO an amount equal to 6% of the FOB price in U.S. dollars indicated on the manufacturers' or suppliers' commercial invoices for the merchandise shipped on behalf of the Company. ASCO also extends credit to the Company on a secured basis and guarantees payments to manufacturers and suppliers (by means of letters of credit or otherwise) in exchange for the Company's payment of all direct bank charges and certain other charges, which are approximately 0.6% of the FOB price. The Company has paid interest, commissions and other fees associated with the Company's Buying Agency Agreement with ASCO of approximately $2.5 million in fiscal 1996.

     An affiliate of Pentland Ventures Ltd. also purchases certain merchandise from the Company, principally goggles. Sales of such merchandise aggregated approximately $1.3 million for fiscal 1996.

EXECUTIVE COMPENSATION

     Set forth below are tables prescribed by the proxy rules of the Securities and Exchange Commission which present compensation information for the Company's chief executive officer and the four other most highly compensated executive officers whose aggregate cash compensation exceeds $100,000 per year (the 'Named Executives').

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                           -----------------------------------------         LONG TERM COMPENSATION
                                                                             OTHER       ------------------------------    ALL
                                                                             ANNUAL      RESTRICTED                       OTHER
            NAME AND PRINCIPAL             FISCAL                           COMPEN-        STOCK     OPTIONS/    LTIP    COMPEN-
                 POSITION                   YEAR    SALARY     BONUS         SATION        AWARDS    SARS (#)   PAYOUTS   SATION
------------------------------------------ ------  --------  ----------     --------     ----------  --------   -------  --------

Linda J. Wachner .........................   1996  $975,000  $       --     $       (3)          --  500,000         --  $     --
  Chairman and Chief                         1995   975,000          --             (3)          --  250,000         --        --
  Executive Officer                          1994   975,000   2,500,000(1)          (3)          --  200,000         --   800,000(2)

Susan Guensch (4) ........................   1996   181,101      48,280             (3)          --   40,000         --        --
  President Speedo'r'                        1995        --          --           --             --       --         --        --
  Division                                   1994        --          --           --             --       --         --        --

Nicolette Sohl (5) .......................   1996   250,000      27,306             (3)          --       --         --        --
  Senior Vice President and Chief            1995        --          --           --             --   50,000         --        --
  Financial Officer                          1994        --          --           --             --       --         --        --

Beth Ravit (6) ...........................   1996   186,923     120,000             (3)          --   25,000         --        --
  President of Retail Stores and Special     1995   205,127      20,000             (3)          --   50,000         --        --
  Merchandising                              1994   200,000     100,000(1)          (3)          --   20,000         --        --

Kathryn Van Ness .........................   1996   289,635     200,000             (3)          --   50,000         --        --
  President Swimwear                         1995   256,599      98,077             (3)          --   50,000         --    46,289(8)
  Division (7)                               1994   163,461      50,000             (3)          --   30,000         --    86,468(8)

------------

(1) Includes discretionary bonuses awarded to Mrs. Wachner and Ms. Ravit in the amounts of $2,500,000 and $100,000, respectively, in recognition of such executives' strategic accomplishments in completing the acquisition of Catalina/Cole swimwear brands and in the timely disposition of certain assets acquired therewith that were not required to accomplish the Company's strategy.

(2) Includes a signing bonus of $800,000 in connection with the amendment and extension of Mrs. Wachner's employment agreement in December 1993.

(3) Other compensation was less than $50,000 and 10% of such officer's annual salary and bonus for such year.

(4) Ms. Guensch was appointed President of the Speedo'r' Division on September 27, 1996.

(5) Ms. Sohl was appointed Senior Vice President and Chief Financial Officer on April 8, 1995.

(6) Ms. Ravit's employment with the Company terminated on February 23, 1996 and as a result, all outstanding unvested stock options were cancelled.

(7) Ms. Van Ness' employment with the Company terminated on September 27, 1996.

(8) Includes relocation expenses of $46,289 and $86,468 paid to Ms. Van Ness in fiscal 1995 and fiscal 1994, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                            -------------------------------------------------------------------
                                             PERCENT OF                                               POTENTIAL REALIZABLE VALUE
                             NUMBER OF         TOTAL                                                   AT ASSUMED ANNUAL RATES
                             SECURITIES     OPTIONS/SARS                                             OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO         EXERCISE OR                             FOR OPTION TERM(3),(4)
                            OPTIONS/SARS    EMPLOYEES IN         BASE PRICE        EXPIRATION     ----------------------------------
           NAME              GRANTED(5)     FISCAL 1995         $ PER SHARE           DATE         0%        5%             10%
--------------------------- ------------   --------------   --------------------  -------------   ----  -------------  -------------
Linda J. Wachner(1)........     500,000         42.2%             $20.875          Aug 11, 2005    0     $4,528,000     $13,393,000
Susan Guensch(2)...........      40,000          3.3%             $20.875          Aug 11, 2005    0      $362,000      $1,074,000
Nicolette Sohl.............     --            --                     --                --          0        $ --           $ --
Beth Ravit(2)(6)...........      25,000          2.1%             $20.875          Aug 11, 2005    0        $ --           $ --
Kathryn Van Ness(2)........      50,000          4.2%             $20.875          Aug 11, 2005    0      $452,797      $1,339,000
All stockholders...........     --            --                     --                --          0    $202,254,000   $598,214,000
All optionees..............   1,185,000          100%        $19.750 - $20.875     Aug 11, 2005    0     $10,731,000    $31,740,000

------------

(1) All of such options were granted on August 11, 1995 and are fully vested as of such date. Such options have stock-for-stock exercise and tax withholding features which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of such shares of common stock to which the optionee would otherwise be entitled upon exercise of such options.

(2) All of such options were granted on August 11, 1995 and one-third of such options vest annually until fully vested on August 11, 1998. Such options have stock-for-stock exercise and tax withholding features which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of such shares of common stock to which the optionee would otherwise be entitled upon exercise of such options.

(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission based upon the closing price of the Company's common stock on July 5, 1996. These amounts are not intended to forecast future appreciation, if any, of the Company's stock price.

(4) No gain to optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionees.

(5) All such options expire ten years from the date of grant.

(6) Ms. Ravit's employment with the Company terminated on February 23, 1996, and as a result all of such options were cancelled.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                  NUMBER OF
                                                                                 SECURITIES            VALUE OF
                                                                                 UNDERLYING           UNEXERCISED
                                                                                 UNEXERCISED         IN-THE-MONEY
                                                                               OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                                JULY 6, 1996         JULY 6, 1996
                                                                               ---------------    -------------------
                                              SHARES ACQUIRED       VALUE       EXERCISABLE/         EXERCISABLE/
                                                ON EXERCISE       REALIZED      UNEXERCISABLE        UNEXERCISABLE
                                              ---------------    -----------   ---------------    -------------------

Linda J. Wachner...........................          0               $0           1,050,000/0           $3,318,750/$0
Susan Guensch..............................          0               $0         84,000/40,000        $482,333/$41,667
Nicolette Sohl.............................          0               $0         16,667/33,333         $47,917/$95,833
Beth Ravit.................................       129,970        $1,540,472                --                      --
Kathyrn Van Ness...........................          0               $0         70,000/60,000        $169,167/$84,583

EMPLOYMENT AGREEMENT

     The Company and Mrs. Wachner have entered into an employment agreement, which was amended on November 1, 1993 (the 'Employment Agreement'), pursuant to which the Company has agreed to employ Mrs. Wachner as the Chief Executive Officer of the Company and of Authentic Fitness Products, Inc. through October 31, 1998, with automatic one-year renewals thereafter, and to use its best efforts to ensure that she is elected to serve as a director of the Company for two successive three-year terms. In connection with the amendment of the Employment Agreement in November 1993, Mrs. Wachner was awarded a signing bonus of $800,000. The amended Employment Agreement provides for Mrs. Wachner to receive a base salary of $975,000 per year for the term of the Employment Agreement with automatic cost of living increases beginning January 1, 1996. Under the Employment Agreement, Mrs. Wachner is also eligible for annual bonuses, as determined by the Compensation Committee. In this regard, the stockholders approved the Executive Incentive Compensation Plan ('Executive Plan'), at the 1994 Annual Meeting of Stockholders.

     The Employment Agreement provides that Mrs. Wachner shall devote such time to the business and affairs of the Company as is reasonably necessary to perform the duties of her position, except that she is not required to perform any duties or responsibilities which would be likely to result in non-compliance with or breach or violation of her employment contract with Warnaco.

     In the event that Mrs. Wachner's employment is terminated by the Company other than for 'cause,' or by Mrs. Wachner for 'good reason,' in each case as defined in the Employment Agreement, she will be entitled to receive a lump-sum payment equal to the present value of base salary payments owing pursuant to the Employment Agreement through the end of the then current term of employment, all other accrued but unpaid amounts owing to her in connection with her employment, and a lump-sum termination payment of $2,000,000. If Mrs. Wachner's employment is terminated by the Company for cause or if she voluntarily terminates her employment without good reason, she will be entitled to receive any amounts owing to her under the Employment Agreement through the date of termination. In the case of any other termination of employment, Mrs. Wachner will receive continued payments of base salary through the end of the term of employment.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of the Directors has been delegated the authority to determine the salaries and other compensation of executive officers of the Company and to administer the Company's executive compensation plans and arrangements. Each member of the Committee, whose names are set forth following this report, is an outside, non-employee Director of the Company.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     The Committee's goals in establishing compensation levels and administering executive compensation plans are (1) to attract and retain individuals of superior ability and managerial talent, (2) to reward executives for superior individual contributions to the achievement of the Company's business objectives and (3) to motivate executive officers to increase Company performance. The Company's compensation structure consists of base salary, variable annual cash bonuses and stock based long-term incentive awards.

     Salary. The Committee establishes base salaries at levels that reflect the Committee's subjective assessment of prevailing salary levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report as well as other companies with which, in the Committee's view, the Company competes for executive talent. This group of companies may include nonpublic companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors.

     In establishing the appropriate compensation level for any particular officer, as well as in determining which companies should form the comparison group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on its members' own subjective judgment. The Committee did not engage outside consultants during fiscal 1996.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Annual bonus opportunities for executive officers, other than Mrs. Wachner, range from 70% to 100% of base salary. Starting with fiscal 1995, Mrs. Wachner's annual bonus has been determined in accordance with the Executive Incentive Compensation Plan.

     The Committee's practice with regard to awarding annual bonuses to executive officers other than Mrs. Wachner has been to establish those measures of corporate performance which the Committee has determined in its sole discretion to be appropriate under the circumstances, and to assign such relative weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest, taxes, depreciation and amortization (EBITDA)), cash flow, distribution of product as well as discretionary factors in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financings and licensing arrangements. In making all of such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     For fiscal 1997, the Committee generally intends to maintain its customary approach to determining annual bonuses as described above.

     Long-Term Incentive Compensation. Stock-based incentives, at the present time consisting solely of stock options granted at 100% of the stock's fair market value on the grant date, constitute the long-term incentive portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's shareholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, although it has the authority to do so under the 1992 Stock Plan. The Committee reserves the discretion to consider any factors its considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's 1995 fiscal year. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be 'performance-based' compensation, as determined under Section 162(m). In order to be considered 'performance-based,' for this purpose, compensation must be paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by shareholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Company generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

COMPENSATION FOR FISCAL YEAR 1996

     The amounts shown as 1996 bonus in the Summary Compensation Table for Ms. Ravit, Ms. Van Ness, and Ms. Sohl reflect bonuses awarded in fiscal 1996 in connection with the Company's incentive compensation plan for the 1995 fiscal year.

     In awarding the options granted to the named executive officers as shown in the table labelled Option/SAR Grants in Last Fiscal Year, the Committee considered the number of option shares available for grant under the Company's stock option plan and the shareholder dilution represented by the total number of options authorized and outstanding under all such plans. The Committee then determined in its discretion the number of options it wished to grant during fiscal 1996 and allocated the options available for grant among executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of outstanding options held by each executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's cash compensation is determined by the terms of her employment agreement with the Company, which is described on page 10.

     Mrs. Wachner received a grant of 500,000 options during fiscal year 1996. These options were granted at $20.875, 100% of the market price on the date of grant. This option grant was based on the factors described above under 'Compensation for Fiscal Year 1996'. In October 1995 the Committee determined that it was appropriate to amend the vesting schedule of options previously granted to Mrs. Wachner to provide that they would be fully vested as of such date.

                                          Joseph A. Califano, Jr.
                                          Stanley S. Arkin

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares cumulative total return of the Company, the Wilshire 5000 Total Return Composite Index and a comparable industry index selected by the Company. The stock price performance shown on the graph below is not necessarily indicative of future price performance.



                              [PERFORMANCE GRAPH]


                                                                            6/28/92    7/3/93    7/2/94    7/1/95    7/6/96
                                                                            -------    ------    ------    ------    ------

Authentic Fitness........................................................     100        148       200       239       263
Wilshire 5000............................................................     100        117       120       149       185
S&P Textiles.............................................................     100         98        86        89       109

Note: Assumes $100 invested on 6/30/92 in Authentic Fitness Corporation, The Wilshire 5000 Total Return Index and the S&P Textile-Apparel Index. Assumes reinvestment of dividends on a daily basis.

OUTSTANDING VOTING SECURITIES

     On October 14, 1996, the record date for the 1996 Annual Meeting, there were outstanding and entitled to vote 22,333,908 shares of Common Stock of the Company, entitled to one vote per share.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the 1996 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. The Company may use the services of outside consultants to assist in soliciting proxies. The Company expects that fees for such services, if necessary, will be less than $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 6, 1996, is being mailed to all stockholders with this proxy statement.

STOCKHOLDER PROPOSALS

     In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting, or by September 11, 1996, to be considered for the 1996 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's Bylaws.

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1997 Annual Meeting must be received by the Company by June 17, 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and shareholders who own more than ten percent of the Company's common stock to file with the Securities and Exchange Commission ('SEC') initial reports of ownership of common stock and other equity securities of the Company. Officers, directors and shareholders who own more than 10% are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports furnished to the Company and written representations from such officers, directors and shareholders who own more than 10% of the Company's common stock that no other reports were required to be made, the Company believes that there was full compliance for the fiscal year ended July 6, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and stockholders who own more than 10% of the Company's common stock.

OTHER MATTERS

     The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

                                   APPENDIX 1

                                   PROXY CARD

                         AUTHENTIC FITNESS CORPORATION
                           COMMERCE, CALIFORNIA 90040
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and William W. Chan, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on November 14, 1996 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any other matters as may properly come before such meeting, all of the shares of Common Stock of Authentic Fitness Corporation held of record by the undersigned as of the close of business on October 14, 1996.

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                       (Continued and to be signed and dated on reverse side.)

                                       AUTHENTIC FITNESS CORPORATION
                                       P.O. BOX 11154
                                       NEW YORK, N.Y. 10203-0154

1. Proposal to elect one       FOR the nominee   [X]      WITHHOLD AUTHORITY to vote      [X]
   Class III director          listed below               for the nominee listed below
   for a term of two
   years.

   Nominee: Robert D. Walter

2. Proposal to elect          FOR all nominees   [X]       WITHHOLD AUTHORITY to vote for [X]     *EXCEPTIONS    [X]
     two Class III            listed below                 all nominees listed below
     directors for a
     term of three
     years.


     Nominees: Stanley S. Arkin and Joseph A. Califano, Jr.
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 'Exceptions' box and write that nominee's name on the space below.)
     *Exceptions
                ----------------------------------------------------------------------------------------------------------
3.   To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

                                             Change of Address and    [X]
                                             or Comments Mark Here

                                       Please sign exactly as name appears. When
                                       shares  are held  by joint  tenants, both
                                       should sign.  When signing  as  attorney,
                                       executor,   administrator,   trustee   or
                                       guardian, please give full title as such.
                                       If a  corporation,  please sign  in  full
                                       corporate  name  by  President  or  other
                                       authorized  officer.  If  a  partnership,
                                       please   sign  in   partnership  name  by
                                       authorized person.

                                       Date ______________________________, 1996
                                       _________________________________________
                                       _________________________________________
                                                     Signature(s)

                                       VOTES MUST BE INDICATED    [X]
                                       (X) IN BLACK OR BLUE INK.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.




                            STATEMENT OF DIFFERENCES
                            ------------------------

           The registered trademark symbol shall be expressed as 'r'